EXHIBIT 10.3a

AMENDMENT

TO THE LEASE CONTRACT OF A FUTURE BUILDING

between

CONSORZIO ZONA INDUSTRIALE E PORTO FLUVIALE DI PADOVA, (hereinafter the “Landlord”), represented by the president and legal representative pro tempore, Luca Deiana, Esq., with corporate office in Padua, Galleria Spagna no. 35, Tax Code: 80007410287, pursuant to the powers evidenced under Annex “I”,

- on one side –

and

ANIKA THERAPEUTICS S.r.l., (hereinafter even only the “Tenant”) represented by the president and the legal representative pro tempore, Charles H. Sherwood, Ph.D., with corporate office in Via Ponte della Fabbrica 3/B, 35031 Abano Terme, Italy, Tax Code: 01510440744, pursuant to the powers hereto attached as Annex “II”,

- on the other side –

Whereas:

A.	On October 9, 2015, the Landlord and the Tenant entered into (i) a lease contract of a future building with non-residential purposes (the “Contract”) and (ii) a sale contract of future goods (the “Sale Agreement”).
B.	During the course of the Construction Works of the Building, the Tenant required the Landlord to make the changes to the Executive Project as listed and described in Annex “III” attached hereto (the “Changes”).
C.	The Landlord accepted the Changes.
D.	As a consequence of the Changes the Parties agree that the Contract as well as the Sale Agreement have to be amended pursuant to the terms and conditions provided herein.

In light of the above,

it is agreed as follows.

Article 1 - Recitals, Annexes and Definitions

The recitals and the annexes to this amendment agreement (the “Amendment Agreement”) are an integral and substantial part of this Amendment Agreement.

Annexes to the Amendment Agreement are the followings:

- Annex “I”: Powers of the Landlord

- Annex “II”: Powers of the Tenant

- Annex “III”: List of Changes

All the terms defined in the Contract are used herein with the same meaning, except as specifically modified by this Amendment Agreement.

Article 2 - Undertaking to execute the Changes

2.1	The Landlord undertakes to execute, on a workmanlike basis, the Construction Works of the Building on the basis of the Executive Project as amended by, and/or pursuant to, the Changes. Tenant has duly approved the Changes and signifies its approval by executing this Amendment Agreement.

Article 3 - Postponement of the Construction Works Term

3.1	The Landlord undertakes to complete the physical construction of the Building by the effective date of this Amendment Agreement (the “Physical Construction Completion Date”). From the Physical Construction Completion Date, the Landlord agrees and guarantees that the Tenant shall have free and unencumbered access to the Building to execute the Fit-Out Works.
3.2	The Landlord confirms that by and no later than the Physical Construction Completion Date, as described under Section 3.1 above, the ownership of the Goods (as defined in the Sale Agreement) shall be transferred by the Landlord to the Tenant, which will receive them.
3.3	The Construction Works Term shall be postponed to February 25, 2017 provided that the provisions of article 7 of the Contract shall remain in full force and effect among the Parties. As a result, the language in art. 5.1 of the Contract shall be deleted in its entirety and replaced with the following: “The Landlord undertakes to complete all necessary activities required by the Lease Agreement or the Amendment Agreement (including the Construction Works of the Building on the basis of the Executive Project as amended by, and/or pursuant to, the Changes) to be completed during the Construction Works Term (as defined below) by February 25, 2017 (the “Construction Works Term”), except (i) as provided for under art. 7.3 of the Contract or art. 8 of the Contract, as amended in this Amendment Agreement; (ii) any additional postponement agreed in writing by the Parties; or (iii) delays due to force majeure.” The Parties agree that the explicit purpose of this Amendment Agreement is to agree and ascertain that the Delivery Date, as defined in the Contract, occurs no later than February 28, 2017.
3.4	Should the Landlord be in breach of the obligation under clause 3.3 above, the penalty under Article 8 of the Contract, without giving effect to the grace period described therein (it being understood that any grace period is deleted by this Amendment Agreement), shall apply, meaning that any delay by Landlord of any of the activities required to be completed by the Construction Works Term (i.e. February 25, 2017) shall result in the immediate imposition of the penalties to Landlord described therein. Notwithstanding the foregoing, Tenant agrees that the penalty described herein and in the Contract shall not be applied to Landlord’s failure to complete the “collaudo tecnico amministrativo” portion of the Testing Procedure described in the Contract within the Construction Works Term (as required) provided that any prospective failure by Landlord in this regard does not alter the exterior aspect of the Building and does not prevent the entire, easy and complete use of the Building in the manner provided by the Contract and this Amendment Agreement.

Article 4 – Additional costs

4.1	The Changes are to be deemed as Discretional Variations pursuant to the Contract and, therefore, the directly consequential costs (the “Additional Costs”) shall be borne by the Tenant.
4.2	The Parties agree that the overall Additional Costs are equal to Euro 318.446,16 plus VAT.
4.3	The Additional Cost shall be paid in a lump sum by the Tenant to the Landlord on the basis of a special invoice to be issued by Landlord to Tenant within five (5) days of the Delivery Date.

Article 5 - Parties Domicile

5.1	For any notice related to the Contract, the Sale Agreement and this Amendment Agreement, the Tenant changes its domicile as follow:

•	ANIKA THERAPEUTICS s.r.l.,

For times prior to March 1, 2017:

Via Ponte della Fabbrica 3/B

35031 Abano Terme, Italy

After March 1, 2017:

Corso Stati Uniti 4

35127 Padova, Italy

Sylvia Cheung

scheung@anikatherapeutics.com;

Dana Alexander

DAlexander@AnikaTherapeutics.com

With copy to Arturo Meglio

arturo.meglio@klgates.com

Article 6 – Venue

For any dispute that may arise between the Parties in connection with the existence, content and interpretation of this Amendment Agreement, the Court of Padua shall be exclusively competent.

Article 7 - Miscellaneous

7.1	Any provision of the Contract and any provision of the Sale Agreement not expressly amended by this Amendment Agreement shall remain in full force and effect among the Parties, provided that the Contract and the Sale Agreement shall be construed in accordance with this Amendment Agreement.
7.2	This Amendment Agreement is executed in a bilingual version, in Italian and in English, it being understood between the Parties that for the interpretation purposes of this Amendment Agreement or of any other deed deriving from the same, the Italian version shall prevail.

2 Febbraio 2017

CONSORZIO ZONA INDUSTRIALE E	ANIKA THERAPEUTICS s.r.l.
PORTO FLUVIALE DI PADOVA

/s/ Luca Deiana	/s/ Charles H. Sherwood

Annex “I”:       Powers of the Landlord

Annex “II”:       Powers of the Tenant

Annex “III”:       List of Changes